UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2021

Vital Farms, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39411	27-0496985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 South Congress Avenue Suite C100 Austin, Texas		78704
(Address of Principal Executive Offices)		(Zip Code)

(877) 455-3036

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VITL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On April 2, 2021, Vital Farms, Inc. and its wholly owned subsidiaries (collectively, the “Company” or the “Borrowers”) entered into the Ninth Amendment to Revolving Credit, Term Loan and Security Agreement (the “Ninth Amendment” and such agreement, as amended by the Ninth Amendment, the “Load Agreement”) with PNC Bank, National Association (as Lender and as Agent) (the “Lender”), which modified certain of the terms applicable to the Company’s credit facility provided thereunder (as modified by the Ninth Amendment, the “Credit Facility”).

The Credit Facility provides for an increased revolving line of credit of up to $20.0 million of borrowing availability, subject to a borrowing base that applies if the Company is more than 65% drawn on the Credit Facility. Pursuant to the Ninth Amendment, the Credit Facility no longer provides for a term loan or equipment loan. The Ninth Amendment also extended the maturity date of the Credit Facility to April 2024. As of the close of business on April 1, 2021, no amounts were outstanding under the Credit Agreement, and no amounts were borrowed in connection with the Ninth Amendment.

Interest on borrowings under the Credit Facility is repayable monthly in arrears and accrues at a rate, at the Company’s election at the time of borrowing, equal to (i) the LIBOR Rate (as defined in the Loan Agreement) plus 2.00% or (ii) 1.00% plus the highest of (x) the Base Rate (as defined in the Loan Agreement), (y) the sum of the Federal Funds Open Rate (as defined in the Loan Agreement) plus 50 basis points and (z) the Daily LIBOR Rate (as defined in the Loan Agreement) plus 100 basis points. The Ninth Amendment also provides for the selection of an alternative benchmark rate in the event of the discontinuance of LIBOR or any subsequent benchmark rate.

The Credit Facility is secured by substantially all of the Company’s and its subsidiaries’ assets. The Ninth Amendment also modified certain affirmative and negative covenants applicable to the Borrowers, with the effect of increasing the ability of the Borrowers to sell, lease, transfer or otherwise dispose of properties or assets in the ordinary course of business, to make acquisitions subject to satisfaction of certain other specified conditions, to make capital expenditures and to engage in certain other transactions without requiring the consent of the Lender. Additionally, the affirmative financial covenants applicable to the Borrowers will apply only in the event that the Borrowers fail to maintain at least $20.0 million in a certain institutional asset management account maintained with the Lender.

In connection with the Ninth Amendment, the Borrowers also entered into a Second Amended and Restated Revolving Credit Note (the “Note”), which amended and restated the Amended and Restated Revolving Credit Note, dated May 11, 2020.

The foregoing descriptions of the Ninth Amendment and the Note do not purport to be complete and are qualified in their entirety by reference to the Ninth Amendment and the Note, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Farms, Inc.

Dated: April 7, 2021	By:	/s/ Bo Meissner
Bo Meissner
Chief Financial Officer